EXHIBIT 99.1

THOR Industries Announces Retirement of Director Jim Ziemer

ELKHART, Ind., Sept. 09, 2022 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced the retirement of Jim Ziemer from its Board of Directors, effective October 1, 2022. Mr. Ziemer will continue to act as an observer to the Board through the end of calendar year 2022 following his retirement. Mr. Ziemer’s retirement is consistent with THOR’s Board of Directors refreshment plans, and, as the company added two new directors last year ahead of this planned retirement, no additional new directors are planned at this time.

Mr. Ziemer dedicated the bulk of his professional career to Harley-Davidson. He started with Harley-Davidson as a freight elevator operator in 1969 while in college and joined the company’s accounting department upon graduation from college. He became Harley-Davidson’s Chief Financial Officer in 1990 and served as Harley-Davidson’s Chief Executive Officer from 2005 through 2009. Mr. Ziemer joined THOR’s Board of Directors in 2010, where he served as Chairman of the Company’s Audit Committee from December 2011 to March 2022 and served on the Company’s Environmental, Social, Governance & Nominating Committees.

“THOR Industries has been very fortunate to have Jim serve on our board for the last 12 years,” commented Board Chairman Andy Graves. “All of us who have worked with Jim on THOR’s Board of Directors have benefited from his leadership and his commitment to the Company. His extensive knowledge of the adjacent powersports industry, manufacturing practices and financial expertise helped guide the incredible performance THOR has enjoyed over the last decade. We extend our gratitude and best wishes to Jim upon his retirement.”

Bob Martin, THOR’s Chief Executive Officer, said, “For 12 years, Jim has played an instrumental role on our Board of Directors and has helped guide our Company through periods of growth unparalleled in the industry. Jim’s leadership and collaboration on the board will be greatly missed and we are deeply grateful for the significant contributions he has made.”

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

Contacts:

Michael Cieslak, CFA
Investor Relations Manager
mcieslak@thorindustries.com
(574) 294-7724